EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-19987 on Form S-3, Registration Statement No. 333-22745 on Form S-8, Registration Statement No. 333-23547 on Form S-4, Registration Statement No. 333-63443 on Form S-3, Registration Statement No. 333-42930 on Form S-8, Registration Statement No. 333-44960 on Form S-3, Registration Statement No. 333-63980 on Form S-3, Registration Statement No. 333-117512 on Form S-8, Registration Statement No. 333-121762 on Form S-4 and Registration Statement No. 333-127229 on Form S-4 of Diamond Offshore Drilling, Inc. (the “Company”) of our reports dated February 22, 2007, relating to the financial statements of the Company and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2006.
DELOITTE & TOUCHE LLP

Houston, Texas
February 22, 2007